** Indicates that information has been omitted herein pursuant to a request for confidential treatment filed with the Securities and Exchange Commission simultaneously herewith.


                                                                    Exhibit 10.6

                          JOINT DEVELOPMENT AGREEMENT

      This Joint Development Agreement dated as of April 27, 1998 (this "Agreement") is between Lotus Development Corporation, a Delaware corporation with offices at 55 Cambridge Parkway, Cambridge, MA 02142 ("Lotus") and Interliant, Inc., a Texas corporation with a place of business at 1301 Fannin, Suite 700, Houston, Texas 77002 ("Interliant").

                                   Background

      Lotus has developed certain technology to be included in Louts Domino Instant! Host ("Instant! Host") as a service provider hosting platform for Lotus' Instant! Applications. The initial code implementing such technology is currently included in Lotus Instant!TEAMROOM. Interliant, as a network service provider of Lotus Notes and Lotus Domino services, is interested in developing a set of service offerings based on Instant! Host technology that implements Lotus' "Instant!" products and related strategies. Lotus and Interliant share a common interest in reducing time to market for Lotus Instant! applications, and in producing an Instant! Host platform that benefits from each party's knowledge and expertise in producing quality Notes/Domino-based application hosting platforms. Lotus and Interliant now wish jointly to develop commercial versions of instant! Host on the terms and conditions set forth herein. Therefore, the parties agree as follows:

1. Development.

      (a) Joint Responsibility. Lotus and Interliant shall have joint architectural design, product management and product development responsibility for Lotus instant! Host, and have agreed on resources to be contributed, timelines, project plans and contingencies. Each party agrees in good faith to use diligent efforts to undertake and complete the development of a version of Lotus Instant! Host as contemplated hereunder and in accordance with functional specifications developed and agreed to by Lotus and Interliant (the "Work").

      (b) Lotus Instant! Host Software Developer Kit, version 1.1. As agreed by the parties, the first phase of development is the development of the Lotus Instant! Host Developer Kit, version 1.x. This development kit will be made available by Lotus or Interliant, as the case may be, to Lotus and Interliant business partners at no charge. The parties acknowledge that version 1.0 of such development kit is complete and was made available for shipment on or about July 20, 1997 and that version 1.1 is complete and was made available for shipment on or about December 15, 1997.

      (c) Functional Specifications and the Development Schedules. During the course of development, Interliant shall implement changes to the functional specifications made by Lotus from time to time. Lotus shall, in consultation with Interliant and based on reasonable work estimates supplied by Interliant, revise any relevant development schedules as reasonably necessary in Lotus' reasonable judgment, to accommodate changes made in the functional specification. Nothing herein shall require Lotus to revise development schedules based on delays attributable to Interliant or on Interliant's failure to meet the development schedules once revised to accommodate the changes to the functional specification.

      (d) Product Development Review. Lotus shall appoint an employee to serve as project manager ("Lotus Project Manager") and Interliant shall appoint an employee to serve as development liaison ("Interliant Liaison") throughout the course of development contemplated by this Agreement. Initially the Lotus Project Manager shall be Corinne Acheson and the Interliant Liaison shall be David Botello. The parties may, at their own option, each appoint other employees to serve in such or other formal capacities during the term of this Agreement. The Lotus Project Manager and the Interliant Liaison shall meet at mutually agreed times and locations in order to discuss the status and progress of the development work on Instant! Host.

      (e) Lotus Personnel. Lotus will provide non-dedicated architectural and product management assistance for Instant! Host, as well as qualified dedicated development personnel to complete Instant! Host product development, pursuant to the agreed upon development schedules.

      (f) Interliant Personnel. Interliant will provide non-dedicated architectural and product management assistance to Lotus for Instant! Host. Interliant will provide qualified dedicated development personnel to work with the Instant! Host product development team, pursuant to the agreed upon development schedules.

      (g) Documentation. The parties shall jointly write and produce any necessary written end-user documentation and shall create the text for the "op-screen" help and documentation for Instant! Host.

      (h) Testing. The joint Lotus/Interliant development team shall conduct interim evaluation and testing of Instant! Host on agreed upon dates. Upon completion of the development of Instant! Host, such joint development team shall deliver to Lotus and Interliant a final commercial release of Instant! Host, in both source and object code form, as well as all programmer's notes and technical documentation used or developed in performing the Work.

      (i) Acceptance. Within ten (10) business days after the delivery by the joint Lotus/Interliant development team to both Interliant and Lotus of each development version and of the final release version of Instant! Host, each party shall review and test the Instant! Host product and Lotus shall either accept or reject the delivery. In the event of rejection, Lotus shall specify the manner in which the version fails to meet the requirements of the agreed upon functional specifications. After such notification, the joint development team shall correct the aforesaid problems or deficiencies within ten (10) business days (if practicable). Upon any redelivery, Lotus shall, in its reasonable judgment, determine whether or not to accept such redelivered version of Instant! Host or to require another iteration of the process.

2. Ownership; Licenses. (a) Lotus acknowledges that all code contributed or developed by Interliant hereunder and identified as "Interliant Code" on
Schedule 1 attached hereto (the "Interliant Code") remains the sole property of Interliant, and Interliant acknowledges that all code contributed or developed by Lotus hereunder and identified as "Lotus Code" on Schedule 2 attached hereto (the "Lotus Code") remains the sole property of Lotus. For the term of this

Agreement, Interliant may update Schedule 1 and Lotus may update Schedule 2 at any time in a writing and by mutual agreement of the other Party. With respect to any source code proprietary to the other party (to the extent such other party supplies such source code), each party agrees to maintain such source code in confidence, and to protect such source code using the same degree of care it uses to protect its own proprietary and confidential information of like importance.


      (b) Subject to acceptance of Instant! Host by Lotus pursuant to Section 1(i) above, Lotus hereby grants Interliant a royalty-free license to use and modify the Lotus Code for the sole purpose of enhancing its Domino-based hosting services, provided that if Interliant ceases jointly developing new versions of Instant! Host. Interliant will receive updates to the source code for new versions developed by Lotus only so long as Interliant is actively hosting the complete Lotus family of Domino Instant! Applications and offering them to the marketplace.


      (c) Subject to acceptance of Instant! Host by Lotus pursuant to Section 1(i) above, Interliant hereby grants Lotus a perpetual, irrevocable license to use, copy and modify, distribute, and sublicense the Interliant Code (as defined in Section 2(a) hereof) as part of Instant! Host (or any successor product, or product in which the Instant! Host code is incorporated), subject to the nondisclosure requirements with respect the source code contained in said
Section 2(a). Additionally, Lotus shall have the irrevocable right to assign the licenses granted hereunder in connection with any sale or transfer of the Instant! Host product or the Louts Code or any exclusive licensing arrangement with respect thereto.


      (d) Subject to acceptance of Instant! Host by Lotus pursuant to Section 1, Lotus will have the right, without payment of any royalties other than those set forth in Section 3 thereof, independently to develop and market successor versions of Instant! Host (whether or not such versions constitute derivative works) and extensions to Instant! Host which add additional features and functionality, so long as such extension do not constitute derivative works. Interliant agrees that it shall not create either extensions or derivative works (within the meaning of the U.S. Copyright Act of 1976, as amended) of Instant! Host or the Interliant Code which offer similar functionality as Instant! Host as it applies to Domino applications. Except as expressly permitted in Section 2(b), Interliant may not create derivative works of the Lotus Code.


      (e) As long as Instant! Host contains the Interliant Code, all derivative works of the Interliant Code created by Interliant that apply to Lotus Domino shall be deemed for all purposes to be subject to the licenses and other rights granted to Lotus in Section 2(c) hereof herein with respect to Instant! Host.

      (f) Interliant may host other service providers using Instant! Host. Interliant shall not otherwise have the right to resell the Instant! Host product, except as expressly provided in this Agreement. Interliant will compensate Lotus for all such service provider hosting and related services or sales of instant! Host at Lotus' published Instant! Host rates.

      (g) Interliant has the right to make pre-release versions of Instant! Host available to its business partners in connection with their application development efforts with the prior written approval of Lotus, pursuant to the terms and conditions of Lotus' standard beta agreement.

      (h) If, so long as Lotus is obligated to pay royalties to Interliant hereunder, Lotus desires, or is required, to sell or transfer all or substantially all of the Instant! Host product or Lotus Code to an unaffiliated third party or to IBM Global Services, Lotus shall first offer to sell such Lotus Code to Interliant at the same price and upon the same terms (or terms as similar as reasonably possible). Such right of first refusal shall be provided to Interliant by written notice (the "Notice of Offer") given to Interliant of the proposed sale or transfer. The Notice of Offer shall set forth with reasonable specificity the price and other terms and conditions of the proposed sale or transfer. Interliant shall then have the right, exercisable by written notice to Lotus (the "Notice of Acceptance") delivered within fifteen (15) days following the receipt of the Notice of Offer, to elect to purchase the Lotus Code at the price and on the terms set forth in the Notice of Offer. Such purchase by Interliant shall be consummated within ninety (90) days following delivery of the Notice of Acceptance unless otherwise agreed by the parties. If Interliant elects not to purchase the Lotus Code, then Lotus shall be free to sell or transfer such Lotus Code to such third party.


      (i) Interliant agrees that, during the Term hereof, it will not sell or transfer the Interliant Code to any unaffiliated third party, except in connection with an acquisition by a third party of a majority of the voting securities of Interliant or all or substantially all of Interliant's assets.


3. Royalties. (a) As full consideration for the satisfaction of Interliant's development obligations in Section 1 hereof and for the licenses granted by Interliant to Lotus in Section 2 hereof Lotus agrees to pay Interliant a royalty equal to ** of the net revenue (determined in accordance with generally accepted accounting principles, consistently applied) received in connection with the licensing of Instant! Host (or any successor product) by Lotus. The foregoing percentage may be adjusted by Lotus in good faith based on the value of Interliant's overall contribution to the Instant! Host development effort (including intellectual property and expertise) as reflected in the then-current versions of Instant! Host and the Domino Instant! Host software developers kit, provided that (i) there shall be not more than one (1) such adjustment during the first year of the Term hereof, (ii) such adjustment may only occur ** with respect to each new major release of Instant! Host, (iii) any such adjustment which results in a reduction of the royalty percentage payable to Interliant shall not reduce such royalty percentage by more than ** of the royalty percentage that was payable with respect to the immediately preceding major release of Instant! Host, and (iv) prior to any adjustment, Lotus informs Interliant of its decision and engages in good faith discussions with regarding Lotus' justification for such adjustment.


      (b) Lotus will establish standard rates under which it will license Instant! Host to third parties. Lotus reserves the right to modify its standard rates and/or licensing model as it sees fit.

      (c) Interliant will be required to pay Lotus for Instant! Host licenses at Lotus' then applicable standard service provider rates for non-Lotus developed Instant! applications offered for subscription to users via Instant! Host.

      (d) Interliant will host all Domino Instant! Applications that Lotus offers to the market on Lotus' then-standard terms and conditions.


      (e) The royalties set forth in Section 3(a) hereof shall be due and payable forty-five (45) days after each calendar quarter during the Term hereof.



      (f) The royalties payable hereunder do not include sales, use, withholding, excise or other taxes, fees, duties or tariffs now or hereafter imposed on the production, storage, transportation, import, export, licensing or use of Instant! Host.


      (g) Payments shall be sent to:

      If to Interliant:

      Interliant
      Accounts Receivable Department
      1301 Fannin, Suite 700
      Houston, Texas 77002

      If to Lotus:

      Lotus Development Corporation
      Accounts Receivable Department
      55 Cambridge Parkway
      Cambridge, MA 02142

      (h) During the Term hereof, each party shall keep accurate records which are sufficient for the computation of payments due to the other party under this Agreement and, with reasonable advance notice and not more than once per calendar year, shall make such records reasonably available to such other party and its independent auditors and other representatives at the place or places where such records are customarily kept, for inspection during normal business hours, subject to appropriate nondisclosure obligations. Each party shall reimburse the other for any reasonable, documented, out-of-pocket expenses if such inspection reveals that the payments made by such party during the period reviewed aggregated less than 90% of the payments required to be made by such party during such period.

4. Marketing.

      (a) Lotus will have sole worldwide sales, promotional and marketing rights and responsibilities for Instant! Host, provided that, at the reasonable request of Lotus, Interliant will reasonably participate in Lotus' promotional and marketing efforts through participation in industry events, trade shows, press releases and like events, as appropriate.

      (b) During the Term hereof, Lotus will provide a commercially reasonable level of promotional and marketing resources for Instant! Host.

5. Support. Reference is made to the Support Services Agreement dated as of November 1, 1997 between Lotus and Interliant (the "Support Agreement"). Support for Interliant with respect to Instant! Host will be provided by Lotus in accordance with the terms and conditions of the Support Agreement.

6. Representations and Warranties. Each party hereby represents and warrants to the other party that (i) such party has full right, power and authority to enter into this Agreement and to Carry out its obligations hereunder, (ii) all source code, object code and other materials developed or written by such party or such party's employees who are members of the joint development team are the original work of such party, validly licensed from third parties for the purposes contemplated by this Agreement or in the public domain; (iii) the Work will be delivered free and clear of all liens, security interests, charges or encumbrances by third parties; and (iv) the Work shall not infringe any U.S., EU or Japanese patent, copyright, trademark, trade secret or other proprietary rights, provided that neither party makes any representations or warranties with respect to code supplied or developed by the other party. THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7. Indemnities. (a) Lotus shall indemnify and hold Interliant harmless from, and defend any claim, suit or proceeding, and pay any settlement amounts or damages awarded by a court of competent jurisdiction, arising out of claims by third parties that any code contributed or developed by Lotus in Instant! Host infringes any United States, Canadian, EU or Japanese copyright, patent, trade secret or trademark of such third party or parties.

      (b) Interliant shall indemnify and hold Lotus harmless from and defend any claim, suit or proceeding, and pay any settlement amounts or damages awarded by a court of competent jurisdiction, arising out of claims by third parties that any code contributed or developed by Interliant in Instant! Host (including the Interliant Code) infringes any United States, Canadian, EU or Japanese copyright, parent, trade secret or trademark of such third party or parties.

      (c) The obligations to defend and to provide indemnification under this
Section 7 are subject to the following conditions:

      (i) The party claiming indemnification shall promptly notify the party having the duty of indemnification in writing of any indemnifiable claim or action for which indemnification is sought (provided that any failure to so notify shall not limit the indemnifying party's indemnification obligation except if and to the extent such failure materially prejudiced the indemnifying party's ability to defend against any claim, suit or other proceeding).

      (ii) The indemnifying party shall, at its option, have sole control of the defense of any such claim or action and all negotiations for any settlement or compromise, provided that the party seeking indemnification shall have the right to provide for its own, separate defense at its own cost and expense.

      (iii) Following notice of any action against the indemnified party based on a claim that a indemnifying party's code is infringing, the indemnifying party may at its option (A) procure for the indemnified parry the right to continue using such indemnifying party's code,
            (B) replace such code with non-infringing code of substantially equivalent functionality, (C) modify such code to make it non-infringing, or (D) terminate this Agreement and pay to the indemnified party all amounts received from the indemnified party by the indemnifying party under this Agreement.

      (d) Neither party shall be liable for any claim of infringement based on the other party's modification to its Software, the combination or use of its software with any product, program or data not provided by it, if and to the extent such claim would not have arisen absent such modification or combination; or any claim would have been avoided by use of the most recent version of the party's Software then licensed for use and distribution by the other party

8. LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO THIRD PARTY CLAIMS INDEMNIFIED AGAINST PURSUANT TO SECTION 7 HEREOF. NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR TORT DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES RESULTING FROM A DELAY OR FROM LOSS OF PROFITS, BUSINESS OR GOODWILL, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OR IS AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

9. Term and Termination. (a) The initial term of this Agreement shall be two years, commencing on the date first above written. Thereafter, this Agreement shall automatically renew for successive one-year renewal terms, unless either party terminates the agreement by giving the other party written notice thereof at least ninety (90) days prior to the end of the then-current term. Such initial term and each such renewal term are referred to collectively herein as the "Term".

      (b) Either party may terminate this Agreement by giving written notice to the other party if such other party fails to perform or comply with this Agreement or any provision hereof. Such termination shall be effective thirty
(30) days after written notice from the non-breaching party unless the occurrence giving rise to the right of termination and its adverse effects have been cured to the reasonable satisfaction of the non-breaching party prior to the expiration of such thirty (30) day period.

      (c) This Agreement shall terminate automatically if (i) a party files or has filed against it a petition under the U.S. Bankruptcy Code or any other law relating to insolvency or the protection of creditors, (ii) a party makes an assignment for the benefit of creditors or (iii) a receiver or similar official is appointed for all or a substantial portion of a party's assets.


      (d) Notwithstanding anything contained herein, the expiration or earlier termination of this Agreement shall have no effect on the licenses granted in this Agreement or rights of licensees who have purchased the right to use Instant! Host from Lotus prior to the effective date of such termination, subject to payment of any applicable license fees and to the other provisions of this Agreement.

                                                                            10.6



      (e) If, so long as Lotus is obligated to pay royalties to Interliant hereunder, Lotus incorporates all or substantially all of the Interliant Code in Lotus Domino or in another Lotus product at no additional charge to Lotus Domino licensees (excluding such beta, evaluation and promotional programs of limited duration, which, in the case of evaluation and promotional programs, shall not exceed three (3) months, as are customary in the software industry), this Agreement shall automatically terminate, provided that in such event Lotus agrees to pay Interliant an amount equal to ** multiplied by the royalty percentage (expressed as a decimal) set forth in Section 3 hereof, less the aggregate royalties paid to Interliant pursuant to Section 3 hereof through the effective date of such termination. For purposes of this provision, a promotional program shall not include bundling the Instant! Host product or licenses with another product or products at no additional charge. Should Lotus choose to bundle the Instant! Host product or licenses in such a manner, then Lotus shall pay Interliant royalties pursuant to Section 3(a) of this Agreement for each copy of Instant! Host or each license thereof so bundled following the end of any permitted three-month evaluation or promotional period, based on Lotus' then published rates or license fees. If, so long as Lotus is obligated to pay royalties to Interliant hereunder, Lotus releases one or more additional major versions of Instant! Host, Lotus agrees to pay an additional amount equal to ** multiplied by the royalty percentage (expressed as a decimal) applicable to each such additional major version less aggregate royalties paid by Lotus. In the event that Lotus elects to discontinue Instant! Host entirely, the provisions of the second sentence of Section 2(d) of this agreement shall no longer apply, and Lotus will notify Interliant and will offer to either license or assign the Lotus Code contained in Instant! Host to Interliant on terms and conditions to be negotiated in good faith, so that Interliant may continue to offer Instant! Host as an Interliant product following any such discontinuation.


      (f) Termination shall not limit or restrict any of the remedies otherwise available to the parties hereunder.

10. Survival. In addition to the survival of the licenses as described in
Section 9(d) above, the provisions of Sections 2, 3 (but only so long as Instant! Host contains the Interliant Code), 7, 8, 9(e), and 11 hereof shall survive the expiration or earlier termination of this Agreement in accordance with their respective terms.

11. Miscellaneous.

      (a) Enforceability. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision to this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable and shall otherwise remain in full force and effect.

      (b) Parties Independent. In making and performing this Agreement, the parties act and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between Lotus and Interliant or between any party hereto and any officer or employee of the other party.

      (c) Publicity. Subject to any applicable public disclosure obligations imposed by securities laws, Lotus and Interliant agree that each of them shall not, without the prior written consent of the others, disclose the contents of this Agreement or make any public announcement concerning the subject matter hereof without the prior written consent of the other party.

      (d) Assignment. Except as otherwise expressly provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by either party hereto without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld

      (e) Entire Agreement, Amendments. This Agreement and the Exhibits attached thereto contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements or understandings among the parties hereto with respect thereto. This Agreement may be amended only by an agreement in writing signed by the parties hereto.

      (f) Notices. Any notice required or permitted to be given pursuant to this Agreement shall be in writing and shall be personally delivered, delivered by next-day air courier or mailed by registered or certified mail, return receipt requested and postage prepaid or delivered by facsimile as follows:

      if to Lotus:

            Lotus Development Corporation
            55 Cambridge Parkway
            Cambridge, MA 02142
            Attention: Steven Brand

      with a copy to:

            Lotus Development Corporation
            55 Cambridge Parkway
            Cambridge, MA 02142
            Attention: General Counsel

      if to Interliant:

            Interliant, Inc.
            1301 Fannin, Suite 700
            Houston, Texas 77002
            Attention: Jun Lidestri

      with a copy to:

            Interliant, Inc.

            1301 Fannin, Suite 700
            Houston, Texas 77002
            Attention: General Counsel

      or to such other addresses as the party to whom notice is given may have furnished to the other parties hereto in writing, in accordance herewith. Any communication shall be deemed to have been given, in the case of personal delivery, on the date of delivery; in the case of delivery by air courier, on the business day after delivery to the applicable air-courier service; and in the case of mailing, on the third business day following the day on which the piece of mail containing such communication is posted.

      (g) Waiver. No terms or provisions hereof shall be deemed waived and no breach consented to or excused, unless such waiver, excuse or consent shall be in writing and signed by the party claimed to have waived or consented. The consent, waiver or excuse by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

      (h) Governing Law. This Agreement will be governed by and construed in accordance with, the laws of The Commonwealth of Massachusetts, excluding its conflicts of laws rules.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

LOTUS DEVELOPMENT CORPORATION             INTERLIANT

By: /s/ Steve Brand                       By: /s/ James M. Lidestri
    -------------------------                 -----------------------
Title: General Manager                    Title: President and C.E.O.
       ----------------------                    --------------------

                                   Schedule 1

                                Interliant Code

**

                                   Schedule 2

                                   Lotus Code


All files in the Instant! Host product excluding those listed in, added to, and to be added, in good faith, to Schedule 1.